Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form S-1 registration statement of Colorado Income Holdings, Inc. our report dated August 30, 2013 on our audit of the financial statements of Colorado Income Holdings, Inc. as of June 30, 2013 and the related statement of operations, stockholders’ equity (deficit) and cash flow for the year then ended and for the period from inception (May 23, 2013) to June 30, 2013, and the reference to us under the caption "Experts".

B F Borgers, CPA, PC
Denver, CO
August 30, 2013